Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-230724 and 333-223697) and on Form S-8 (No. 333-197880) of Anworth Mortgage Asset Corporation and its subsidiaries, and on Form S-4 (No. 333-251863) of Ready Capital Corporation, of our reports dated February 26, 2021, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of Anworth Mortgage Asset Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation and its subsidiaries for the year ended December 31, 2020.

/s/ RSM US LLP

Los Angeles, California

February 26, 2021